EXHIBIT 99.1
PALL CORPORATION ANNOUNCES COMMENCEMENT
OF CONSENT SOLICITATION
East Hills, NY (September 26, 2007) — Pall Corporation (NYSE: PLL) today announced that it commenced a solicitation of consents from holders of its outstanding $280 million aggregate principal amount of 6% Senior Notes due 2012. The solicitation requests the consent of holders to amendments of certain reporting requirements in the indenture for the Notes in connection with the Company’s expected delay in filing its fiscal year 2007 Form 10-K, as previously announced, and the potential delay in its filing of its Form 10-Q for the fiscal quarter ending October 31, 2007 and other required SEC reports. The solicitation also seeks holders’ consent to a waiver of any defaults under certain other provisions of the indenture.
The proposed amendments and waiver require the consent of holders of a majority in principal amount of the Notes outstanding. In consideration for the consents from the holders of the Notes to the proposed amendments and waiver through December 31, 2007, upon the terms and subject to the conditions of the consent solicitation, the Company will pay to each record holder $2.50 for each $1,000 in principal amount of the Notes as to which the Company has received consents on or prior to the expiration of the consent solicitation from such record holder. This initial consent payment will be made no later than the third business day following the expiration of the consent solicitation.
The Company has sought and received from lenders of its other credit agreements similar reporting and default waivers through December 31, 2007.
The consent solicitation will expire at 5:00 p.m., New York City time, on October 10, 2007, unless extended. The Company will make a public announcement of any extension to the expiration date at or prior to 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date. Holders may deliver their consents at any time on or prior to the expiration date, but upon receipt by the Company of the consents of a majority of holders (at which time the Company will execute a Supplemental Indenture giving effect to the proposed amendments), those consents may not be revoked unless the Company fails to pay the holders pursuant to the consent solicitation. In addition, the Company is also seeking certain additional waivers in the event it becomes current in its SEC reporting obligations after December 31, 2007 for which it would pay additional consent fees as set forth more fully in the consent solicitation statement.
The consent solicitation is subject to certain conditions and presents certain risks, as set forth more fully in the consent solicitation statement and related documents. The consent solicitation statement and related documents contain important information, and holders should read them carefully before making any decision with respect to the consent solicitation.
The Company has retained J.P. Morgan Securities Inc. to serve as the solicitation agent for the consent solicitation, and Global Bondholder Services Corporation to serve as the information and tabulation agent.
Copies of the consent solicitation and related documents may be obtained at no charge by contacting the information and tabulation agent by telephone at (866) 612-1500 (toll-free) or (212) 430-3774 (collect), or in writing at 65 Broadway — Suite 723, New York, NY 10006.
Questions regarding the consent solicitation may be directed to J.P. Morgan Securities Inc. at (866) 834-4666 (toll-free) or (212) 834-4077 (collect).
This announcement is not a solicitation of consents with respect to the Notes. The consent solicitation is being made solely by the consent solicitation statement and the related consent form. In any jurisdiction where the laws require solicitations to be made by a licensed broker or dealer, the consent solicitation will be deemed to be made on behalf of the Company by the solicitation agent, or one or more registered broker dealers under the laws of such jurisdiction.

About Pall Corporation
Pall Corporation is the global leader in the rapidly growing field of filtration, separation and purification. Pall is organized into two businesses: Life Sciences and Industrial. These businesses provide leading-edge products to meet the demanding needs of customers in biotechnology, pharmaceutical, transfusion medicine, energy, electronics, municipal and industrial water purification, aerospace, transportation and broad industrial markets. Total revenues for fiscal year 2006 were $2.0 billion. The Company’s headquarters are in East Hills, New York, with extensive operations throughout the world. For more information, visit Pall at http://www.pall.com/.
Forward-Looking Statement
Forward-looking statements contained in this and other written and oral reports are based on current Company expectations and are subject to risks and uncertainties, which could cause actual results to differ materially. All statements regarding future performance, earnings projections, earnings guidance, events or developments are forward-looking statements. Such risks and uncertainties include, but are not limited to: changes in product mix and product pricing particularly as we expand our systems business in which we experience significantly longer sales cycles and less predictable revenue with no certainty of future revenue streams from related consumable product offerings and services; increases in costs of manufacturing and operating costs including energy and raw materials; the Company’s ability to achieve the savings anticipated from cost reduction and margin improvement initiatives including the timing of completion of the facilities rationalization initiative; fluctuations in foreign currency exchange rates and interest rates; regulatory approval and market acceptance of new technologies; changes in business relationships with key customers and suppliers including delays or cancellations in shipments; success in enforcing patents and protecting proprietary products and manufacturing techniques; successful completion or integration of acquisitions; domestic and international competition in the Company’s global markets; risks arising from potential material weaknesses in our control environment; potential adverse effects to our financial condition, results of operations or prospects as a result of any restatement of prior period financial statements; risks associated with our inability to satisfy covenants under our syndicated credit facility or to obtain waivers of compliance with those covenants or waivers of defaults under our debt and other agreements; potential adverse effects if we are required to recognize adverse tax- or accounting-related developments other than those previously disclosed; risks relating to litigation or regulatory inquiries associated with the restatement of prior period financial statements or other related matters; and global and regional economic conditions and legislative, regulatory and political developments. The Company makes these statements as of the date of this disclosure and undertakes no obligation to update them.
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Contact
Pall Corporation
Patricia Iannucci, 516-801-9848
V.P. Investor Relations & Corporate Communications
piannucci@pall.com

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